Exhibit 25

March 30, 2004


Mr. Askar M. Alshinbaev
Managing Director
Central Asian Industrial Holdings
3rd Floor
Broughton House
6-8 Sackville Street
London W1S 3DG
UK

Fax:  011 44 20 7494 6070


Dear Mr. Alshinbaev,

We understand that Central Asian Industrial Holdings N.V. ("CAIH") intends to sell 4,000,000 common shares (the "Common Shares") of PetroKazakhstan Inc. As we discussed, BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns") is pleased to submit an offer to purchase all and no less than all of the Common Shares on the terms detailed in the attached term sheet (the "Offer").

Terms and Conditions
--------------------

The Offer is also subject to the following terms and conditions:

     (i) the Offer is open for acceptance by CAIH until 4:10 p.m. (Toronto time) on March 30, 2004, unless otherwise extended or withdrawn by BMO Nesbitt Burns;

     (ii) CAIH represents, warrants and covenants as follows:

          (a) CAIH is duly authorized and validly existing under the laws of its jurisdiction of organization;

          (b) this agreement has been duly authorized, executed and delivered by CAIH and constitute a legal, valid and binding obligation of CAIH enforceable against it in accordance with its terms;

          (c) the sale of the Common Shares is not a "distribution" within the meaning of the Securities Act (Ontario), CAIH is not part of any combination of person or companies holding a control block of PetroKazakhstan Inc. common shares, and no prospectus is required to be filed to qualify the Common Shares for public distribution in Canada and the Common Shares are and will be free from any resale restrictions in Canada;

          (d) the execution and delivery of this agreement by CAIH and the performance of its obligations hereunder do not and will not result in a breach by CAIH of any agreement to which it is a party or any law to which it is subject, subject to compliance by BMO Nesbitt Burns of its covenants set out below;

          (e) CAIH is the beneficial owner of the Common Shares, the Common Shares are not and at closing will not be subject to any security interest or other encumbrance or rights of any third parties;

          (f) CAIH is not aware of any material information or changing guidance regarding PetroKazakhstan Inc. which as yet has not been disclosed to the public; and

          (g) without the prior written consent of BMO Nesbitt Burns, CAIH will not (and will not permit any subsidiary to), during the period ending 80 days after the date of hereof, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any Common Shares, or any securities convertible or exercisable into or exchangeable for Common Shares or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares, whether any such transaction described in clause (A) or
               (B) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise.

It is a condition of the obligation of BMO Nesbitt Burns to complete the purchase of the Common Shares that the foregoing representations and warranties are true at the time of closing; they shall also survive closing for one year.

Settlement
----------

At closing, CAIH will deliver the Common Shares electronically through CDS or Euroclear to a BMO Nesbitt Burns account against payment of the purchase price.

BMO Nesbitt Burns Representation, Warranties & Covenants
--------------------------------------------------------

BMO Nesbitt Burns represents, warrants and covenants as follows:

     (ii) each re-offer of the Common Shares will be made pursuant to a public distribution or sale on the Toronto Stock Exchange.

If the foregoing is acceptable, please indicate your agreement to these terms and conditions by signing in the space provided below and returning one originally executed copy to us by fax at (416) 359-4404 and by overnight courier.

Yours sincerely,


BMO Nesbitt Burns Inc.

By:/s/ John Manning
   ------------------------------------
   John Manning
   Managing Director
   Tel: (416) 359-6588


The foregoing is in accordance with our understanding and is agreed this 30th day of March, 2004.


Central Asian Industrial Holdings N.V.

By:/s/ Askar M. Alshinbaev
   ------------------------------------
   Askar M. Alshinbaev
   Managing Director

                             Block Trade Bought Deal
                             -----------------------

                              PetroKazakhstan Inc.

                              (PKZ: TSX; PKZ: NYSE)



Amount:             4,000,000 Common Shares of PetroKazakhstan Inc.

Form of Offering:   To be re-offered in Canada without requiring the filing of a prospectus. Sales in the United States on a private placement basis to institutional accredited investors pursuant to section 4(1) of the U.S. Securities Act of 1933.

Vendor:             Central Asian Industrial Holdings N.V.

Purchaser:          BMO Nesbitt Burns Inc.

Price:              C$34.25 per Common Share

Net Proceeds per    C$137,000,000
Common Share
To Vendor:

Trade Date:         March 31, 2004

Settlement Date:    April 5, 2004 (T+ 3)